Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Media Relations	Leila Dillon, 508.661.2264, news@ameresco.com
	Investor Relations	Eric Prouty, AdvisIRy Partners, 212.750.5800, eric.prouty@advisiry.com
Lynn Morgen, AdvisIRy Partners, 212.750.5800, lynn.morgen@advisiry.com

Ameresco Reports Third Quarter 2021 Financial Results

- Diversified Model and Favorable Business Mix Drive Profit Growth -
- Significant Growth in Awarded Backlog -
- Announced Transformational Battery Storage Design/Build Contract -
- Raising FY21 Guidance Ranges -

Third Quarter 2021 Financial Highlights:
•Revenues of $273.7 million
•Net income of $17.4 million and GAAP EPS of $0.33
•Non-GAAP net income of $21.9 million, up 18% year-over-year
•Non-GAAP EPS of $0.41, up 8%
•Adjusted EBITDA of $40.2 million, up 9%

FRAMINGHAM, MA – November 1, 2021 - Ameresco, Inc. (NYSE:AMRC), a leading cleantech integrator specializing in energy efficiency and renewable energy, today announced financial results for the fiscal quarter ended September 30, 2021. The Company has also furnished supplemental information in conjunction with this press release in a Current Report on Form 8-K. The supplemental information includes non-GAAP financial metrics and has been posted to the “Investor Relations” section of the Company’s website at www.ameresco.com.
“Third quarter results demonstrated the strength and resiliency of our diversified business model, as a favorable business mix resulted in profit growth, despite supply chain disruptions and COVID-19 related delays in our Projects line of business. Our higher margin recurring Energy Asset revenue increased by nearly 30% as we continued to add new assets to our expanding operating portfolio. Together with our O&M business, these groups provide over two thirds of our Adjusted EBITDA along with over $2 billion in long term revenue visibility,” said George P. Sakellaris, President and Chief Executive Officer.

“A key takeaway from our third quarter performance was the acceleration of our business development activities, which we expect to support Ameresco’s continued growth in the periods ahead. Our awarded backlog at the end of the third quarter increased 11% sequentially and 31%

compared to last year, and we experienced robust bidding activity across our entire platform of advanced technology solutions.

In late October, we announced a transformational contract to provide a 537.5 MW / 2.150 GWh multisite battery energy storage system (BESS) for Southern California Edison (SCE). This design/build project will deliver increased grid reliability to areas that have felt the impact of extreme weather in California. It represents the largest contract in Ameresco’s history and is emblematic of the complexity, scope and size of the opportunities that are emerging. It also highlights the demand for more comprehensive projects that utilize advanced clean energy technologies in which Ameresco has deep domain expertise. Past investments in bringing on leading advanced technology experts and our proven track record of executing on highly complex projects provide us with a distinct competitive advantage.”

Third Quarter Financial Results
(All financial result comparisons made are against the prior year period unless otherwise noted.)

Total revenue was $273.7 million, compared to $282.5 million the previous year. Project revenue declined by 10% as approximately $30 million worth of Projects revenue was delayed due to supply chain constraints and COVID-19 related restrictions. We anticipate the COVID-19 and supply chain challenges to continue into 2022 and factored this into our updated guidance below. Conversely, Energy Asset revenue increased 29% reflecting the continued growth of our operating portfolio, increased performance of existing assets and strength in renewable identification numbers (RINs) realized prices. O&M revenue increased 12% as we continue to attach long-term O&M contracts to our project work. Gross margin of 21.5% increased sequentially and year-over-year as our revenue mix continued to shift towards the Company’s higher margin Energy Assets and O&M businesses. Operating income was $23.6 million and operating margin was 8.6%. Net income attributable to common shareholders was $17.4 million and GAAP EPS was $0.33. The GAAP results for 2021 reflect non-cash downward adjustments of $2.9 million related to non-controlling interest activities and $1.9 million related to an energy asset impairment charge. The GAAP results for 2020 reflect a non-cash upward adjustment of $2.3 million related to non-controlling interest activities and a non-cash downward adjustment of $1.0 million related to an energy asset impairment charge. Excluding these adjustments, 2021 Non-GAAP net income was $21.9 million compared to $18.5 million, an increase of 18%. Adjusted EBITDA, a Non-GAAP financial measure, increased 9% to $40.2 million, and Non-GAAP EPS was $0.41 compared to $0.38.

(in millions)	3Q 2021			3Q 2020
	Revenue	Net Income	Adj. EBITDA	Revenue	Net Income (Loss)	Adj. EBITDA
Projects	$194.0	$9.6	$12.6	$215.4	$10.8	$15.5
Energy Assets	$39.2	$5.5	$23.6	$30.3	$8.1	$16.8
O&M	$20.0	$2.6	$3.4	$17.9	$0.4	$2.5
Other	$20.4	$(0.3)	$0.6	$18.9	$0.7	$2.1
Total (1)	$273.7	$17.4	$40.2	$282.5	$20.0	$36.8

(1) Numbers in table may not foot due to rounding.

(in millions)	At September 30, 2021
Awarded Project Backlog	$1,586
Contracted Project Backlog	$778
Total Project Backlog	$2,364

O&M Revenue Backlog	$1,115
Energy Asset Visibility *	$1,016
Operating Energy Assets	319 MWe
Assets in Development	407 MWe

* estimated contracted revenue and incentives throughout PPA term on our operating energy assets

Project Highlights
In the third quarter of 2021:

•Ameresco was one of eight prime contract awardees selected by the Naval Facilities Command Mid-Atlantic (NAVFAC MIDLANT) for a 5-year $950 million construction contract vehicle.
•During the quarter Ameresco announced a number of Smart Water Metering projects including with the Texas cities of El Campo, Mesquite, Bellmead and Seabrook, highlighting the increased demand for advanced water infrastructure solutions.

Asset Highlights
In the third quarter of 2021:

•Ameresco brought 4 MWe into operation while adding 35 MWe (gross) to our Assets in Development, bringing our total to 407 MWe.
•The Company placed three Massachusetts based solar assets into operation.
•We increased our Assets in Development by adding four new RNG plants and a battery storage asset to an operating solar plant.

Summary and Outlook
“Ameresco is exceptionally well positioned for continued growth in the periods ahead. Our strong year-to-date performance and recent contract wins reflect our ability to capture share of an increasingly expanding addressable market.

Given our strong year-to-date performance, our recently announced BESS contract and a lower than expected tax rate, we are pleased to be raising our FY 2021 Guidance Ranges as shown in the table below. This also reflects an increased investment in our people, new resources and growth strategies. The Company anticipates commissioning approximately 30 MW of additional energy assets and plans to invest approximately $70 million to $120 million in additional energy asset capital expenditures during the remainder of 2021, the majority of which will be funded with project finance debt.

The SCE contract will be an important driver of Ameresco’s 2022 financial results. We also believe it is transformational as it demonstrates the increasing need for climate friendly resiliency and grid reliability. We are looking forward to continued progress in this year’s fourth quarter and to a year of substantial revenue and profit growth in 2022,” Mr. Sakellaris noted.

FY 2021 Guidance Ranges
Revenue	$1.19 billion	$1.24 billion
Gross Margin	19.0%	19.5%
Adjusted EBITDA	$145 million	$155 million
Interest Expense & Other	$20 million	$21 million
Effective Tax Rate	2%	7%
Non-GAAP EPS	$1.39	$1.47

Conference Call/Webcast Information
The Company will host a conference call today at 4:30 p.m. ET to discuss results. The conference call will be available via the following dial in numbers:
•U.S. Participants: Dial +1 (877) 359-9508 (Access Code: 9934159)
•International Participants: Dial +1 (224) 357-2393 (Access Code: 9934159)
Participants are advised to dial into the call at least ten minutes prior to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. An archived webcast will be available on the Company’s website for one year.
Use of Non-GAAP Financial Measures
This press release and the accompanying tables include references to adjusted EBITDA, Non- GAAP EPS, Non-GAAP net income and adjusted cash from operations, which are Non-GAAP financial measures. For a description of these Non-GAAP financial measures, including the reasons management uses these measures, please see the section following the accompanying tables titled “Exhibit A: Non-GAAP Financial Measures”. For a reconciliation of these Non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Non-GAAP Financial Measures and Non-GAAP Financial Guidance in the accompanying tables.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading cleantech integrator and renewable energy asset developer, owner and operator. Our comprehensive portfolio includes energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions delivered to clients throughout North America and the United Kingdom. Ameresco’s sustainability services in support of clients’ pursuit of Net-Zero include upgrades to a facility’s energy infrastructure and the development, construction, and operation of distributed energy resources. Ameresco has successfully completed energy saving, environmentally responsible projects with

Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and the United Kingdom. For more information, visit www.ameresco.com.

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues, net income, adjusted EBITDA, Non-GAAP EPS, other financial guidance and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions and restructuring activities; seasonality in construction and in demand for our products and services; a customer’s decision to delay or cancel our work on, or other risks involved with, a particular project; availability and cost of labor, including in response to vaccine mandates; availability and cost of equipment, as impacted by ongoing supply chain disruptions; the addition of new customers or the loss of existing customers; market price of the Company's stock prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; the Company's cash flows from operations; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC) on March 2, 2021 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 3, 2021. Currently, one of the most significant factors, however, is the potential adverse effect of the current COVID-19 (and its variants) pandemic on our financial condition, results of operations, cash flows and performance and the global economy and financial markets. The extent to which COVID-19 impacts us, suppliers, customers, employees and supply chains will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, you should interpret many of the risks identified in our Annual Report as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

AMERESCO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$57,115	$66,422
Restricted cash	25,075	22,063
Accounts receivable, net	112,893	125,010
Accounts receivable retainage, net	39,404	30,189
Costs and estimated earnings in excess of billings	213,468	185,960
Inventory, net	8,329	8,575
Prepaid expenses and other current assets	24,796	26,854
Income tax receivable	4,945	9,803
Project development costs	16,166	15,839
Total current assets	502,191	490,715
Federal ESPC receivable	498,080	396,725
Property and equipment, net	8,692	8,982
Energy assets, net	828,678	729,378
Deferred income tax assets, net	3,873	3,864
Goodwill, net	58,629	58,714
Intangible assets, net	687	927
Operating lease assets	40,355	39,151
Restricted cash, net of current portion	11,588	10,352
Other assets	15,405	15,307
Total assets	$1,968,178	$1,754,115

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and financing lease liabilities	$74,901	$69,362
Accounts payable	196,480	230,916
Accrued expenses and other current liabilities	41,960	41,748
Current portion of operating lease liabilities	6,258	6,106
Billings in excess of cost and estimated earnings	28,018	33,984
Income taxes payable	1,299	981
Total current liabilities	348,916	383,097
Long-term debt and financing lease liabilities, net of current portion and deferred financing fees	325,335	311,674
Federal ESPC liabilities	487,248	440,223
Deferred income tax liabilities, net	5,061	6,227
Deferred grant income	8,259	8,271
Long-term portions of operating lease liabilities, net of current	36,373	35,300
Other liabilities	43,202	37,660

	September 30,	December 31,
	2021	2020
Commitments and contingencies
Redeemable non-controlling interests, net	$44,948	$38,850
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding at September 30, 2021 and December 31, 2020	—	—
Class A common stock, $0.0001 par value, 500,000,000 shares authorized, 35,661,255 shares issued and 33,559,460 shares outstanding at September 30, 2021, 32,326,449 shares issued and 30,224,654 shares outstanding at December 31, 2020	3	3
Class B common stock, $0.0001 par value, 144,000,000 shares authorized, 18,000,000 shares issued and outstanding at September 30, 2021 and December 31, 2020	2	2
Additional paid-in capital	277,502	145,496
Retained earnings	410,553	368,390
Accumulated other comprehensive loss, net	(7,436)	(9,290)
Treasury stock, at cost, 2,101,795 shares at September 30, 2021 and December 31, 2020	(11,788)	(11,788)
Total stockholders’ equity	668,836	492,813
Total liabilities, redeemable non-controlling interests and stockholders' equity	$1,968,178	$1,754,115

AMERESCO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$273,682	$282,507	$799,804	$717,956
Cost of revenues	214,869	231,133	640,760	588,628
Gross profit	58,813	51,374	159,044	129,328
Selling, general and administrative expenses	35,168	26,859	95,651	82,403
Operating income	23,645	24,515	63,393	46,925
Other expenses, net	4,557	3,726	13,679	13,167
Income before income taxes	19,088	20,789	49,714	33,758
Income tax (benefit) provision	(1,192)	3,100	(883)	597
Net income	20,280	17,689	50,597	33,161
Net (income) loss attributable to redeemable non-controlling interests	(2,857)	2,313	(8,345)	(2,593)
Net income attributable to common shareholders	$17,423	$20,002	$42,252	$30,568
Net income per share attributable to common shareholders:
Basic	$0.34	$0.42	$0.83	$0.64
Diluted	$0.33	$0.41	$0.81	$0.62
Weighted average common shares outstanding:
Basic	51,464	47,788	50,599	47,597
Diluted	52,839	49,101	52,013	48,785

AMERESCO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$50,597	$33,161
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation of energy assets, net	31,449	28,496
Depreciation of property and equipment	2,397	2,492
Accretion of ARO liabilities	90	64
Amortization of debt discount and debt issuance costs	2,085	1,849
Amortization of intangible assets	241	528
Provision for (recoveries of) bad debts	29	(1,089)
Loss on disposal / impairment of long-lived assets	1,901	2,146
Net loss from derivatives	1,892	971
Stock-based compensation expense	4,280	1,380
Deferred income taxes, net	(1,834)	5,146
Unrealized foreign exchange loss (gain)	124	(43)
Changes in operating assets and liabilities:
Accounts receivable	27,721	(21,178)
Accounts receivable retainage	(9,214)	(7,422)
Federal ESPC receivable	(187,984)	(160,231)
Inventory, net	246	155
Costs and estimated earnings in excess of billings	(22,166)	24,824
Prepaid expenses and other current assets	3,771	3,916
Project development costs	15	(2,557)
Other assets	(3,595)	1,050
Accounts payable, accrued expenses and other current liabilities	(17,677)	(2,942)
Billings in excess of cost and estimated earnings	(5,856)	9,019
Other liabilities	(155)	1,972
Income taxes payable, net	5,299	(5,496)
Cash flows from operating activities	(116,344)	(83,789)
Cash flows from investing activities:
Purchases of property and equipment	(2,133)	(1,968)
Capital investment in energy assets	(147,967)	(125,504)
Contributions to equity investment	—	(130)
Cash flows from investing activities	(150,100)	(127,602)
Cash flows from financing activities:
Proceeds from equity offering, net of offering costs	120,084	—
Payments of financing fees	(2,650)	(3,955)
Proceeds from exercises of options and ESPP	4,883	6,531
Repurchase of common stock	—	(6)
(Payments on) proceeds from senior secured credit facility, net	(38,073)	6,000
Proceeds from long-term debt financings	118,160	40,604
Proceeds from Federal ESPC projects	114,185	194,586
(Payments on) proceeds for energy assets from Federal ESPC	(174)	1,435
Investment fund call option exercise	(1,000)	—
Proceeds from redeemable non-controlling interests, net	1,468	2,854
Payments on long-term debt financings	(55,616)	(42,550)
Cash flows from financing activities	261,267	205,499
Effect of exchange rate changes on cash	118	(465)
Net decrease in cash, cash equivalents, and restricted cash	(5,059)	(6,357)
Cash, cash equivalents, and restricted cash, beginning of period	98,837	77,264
Cash, cash equivalents, and restricted cash, end of period	$93,778	$70,907

Non-GAAP Financial Measures (In thousands) (Unaudited)

	Three Months Ended September 30, 2021
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income (loss) attributable to common shareholders	$9,617	$5,548	$2,550	$(292)	$17,423
Impact from redeemable non-controlling interests	—	2,857	—	—	2,857
Plus (less): Income tax provision (benefit)	398	(1,942)	298	54	(1,192)
Plus: Other expenses, net	475	4,013	14	55	4,557
Plus: Depreciation and amortization	581	10,861	383	328	12,153
Plus: Stock-based compensation	1,535	310	158	163	2,166
Plus: Energy asset impairment	—	1,901	—	—	1,901
Plus: Restructuring and other charges	25	7	2	253	287
Adjusted EBITDA	$12,631	$23,555	$3,405	$561	$40,152
Adjusted EBITDA margin	6.5%	60.0%	17.0%	2.7%	14.7%

	Three Months Ended September 30, 2020
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income attributable to common shareholders	$10,769	$8,113	$448	$672	$20,002
Impact from redeemable non-controlling interests	—	(2,313)	—	—	(2,313)
Plus (less): Income tax provision (benefit)	2,102	(961)	1,081	878	3,100
Plus: Other expenses, net	1,300	2,220	159	47	3,726
Plus: Depreciation and amortization	875	8,480	731	466	10,552
Plus: Stock-based compensation	397	56	33	35	521
Plus: Energy asset impairment	—	1,028	—	—	1,028
Plus: Restructuring and other charges	16	138	1	5	160
Adjusted EBITDA	$15,459	$16,761	$2,453	$2,103	$36,776
Adjusted EBITDA margin	7.2%	55.3%	13.7%	11.1%	13.0%

	Nine Months Ended September 30, 2021
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income attributable to common shareholders	$24,087	$12,286	$5,759	$120	$42,252
Impact from redeemable non-controlling interests	—	8,345	—	—	8,345
Plus (less): Income tax provision (benefit)	264	(2,028)	437	444	(883)
Plus: Other expenses, net	1,853	11,534	44	248	13,679
Plus: Depreciation and amortization	1,781	29,978	1,305	1,023	34,087
Plus: Stock-based compensation	3,056	586	311	328	4,281
Plus: Energy asset impairment	—	1,901	—	—	1,901
Plus: Restructuring and other charges	178	37	36	318	569
Adjusted EBITDA	$31,219	$62,639	$7,892	$2,481	$104,231
Adjusted EBITDA margin	5.5%	57.2%	13.6%	4.0%	13.0%

	Nine Months Ended September 30, 2020
Adjusted EBITDA:	Projects	Energy Assets	O&M	Other	Consolidated
Net income attributable to common shareholders	$15,061	$12,428	$2,283	$796	$30,568
Impact from redeemable non-controlling interests	—	2,593	—	—	2,593
Plus (less): Income tax provision (benefit)	1,299	(2,661)	1,081	878	597
Plus: Other expenses, net	3,284	8,915	849	119	13,167
Plus: Depreciation and amortization	2,556	25,431	2,155	1,374	31,516
Plus: Stock-based compensation	999	168	102	111	1,380
Plus: Energy asset impairment	—	1,028	—	—	1,028
Plus: Restructuring and other charges	894	167	65	184	1,310
Adjusted EBITDA	$24,093	$48,069	$6,535	$3,462	$82,159
Adjusted EBITDA margin	4.6%	55.1%	12.3%	6.0%	11.4%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Non-GAAP net income and EPS:
Net income attributable to common shareholders	$17,423	$20,002	$42,252	$30,568
Adjustment for accretion of tax equity financing fees	(27)	(91)	(89)	(91)
Impact from redeemable non-controlling interests	2,857	(2,313)	8,345	2,593
Plus: Energy asset impairment	1,901	1,028	1,901	1,028
Plus: Restructuring and other charges	287	160	569	1,310
Less: Income tax effect of Non-GAAP adjustments	(569)	(309)	(642)	(608)
Non-GAAP net income	21,872	18,477	52,336	34,800

Diluted net income per common share	$0.33	$0.41	$0.81	$0.62
Effect of adjustments to net income	0.08	(0.03)	0.20	0.09
Non-GAAP EPS	$0.41	$0.38	$1.01	$0.71

Adjusted cash from operations:
Cash flows from operating activities	$(19,861)	$(10,195)	$(116,344)	$(83,789)
Plus: proceeds from Federal ESPC projects	44,026	60,988	114,185	194,586
Adjusted cash from operations	$24,165	$50,793	$(2,159)	$110,797

Other Financial Measures (In thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
New contracts and awards:
New contracts	$190,500	$227,600	$451,500	$439,800
New awards (1)	$346,200	$237,000	$718,200	$490,700
(1) Represents estimated future revenues from projects that have been awarded, though the contracts have not yet been signed

Non-GAAP Financial Guidance

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Year Ended December 31, 2021
	Low	High
Operating income(1)	$92 million	$99 million
Non-GAAP charges	$2 million	$3 million
Depreciation and amortization	$45 million	$46 million
Stock-based compensation	$6 million	$7 million
Adjusted EBITDA	$145 million	$155 million

(1) Although net income is the most directly comparable GAAP measure, this table reconciles adjusted EBITDA to operating income because we are not able to calculate forward-looking net income without unreasonable efforts due to significant uncertainties with respect to the impact of accounting for our redeemable non-controlling interests and taxes.

Exhibit A: Non-GAAP Financial Measures
We use the Non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These Non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these Non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Non-GAAP Financial Measures and Non-GAAP Financial Guidance in the tables above.
We understand that, although measures similar to these Non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA and Adjusted EBITDA Margin
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, restructuring and asset impairment charges. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar Non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar Non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, impact from redeemable non-controlling interests, restructuring and asset impairment charges. We define adjusted EBITDA margin as adjusted EBITDA stated as a percentage of revenue.

Our management uses adjusted EBITDA and adjusted EBITDA margin as measures of operating performance, because they do not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

Non-GAAP Net Income and EPS
We define Non-GAAP net income and earnings per share (EPS) to exclude certain discrete items that management does not consider representative of our ongoing operations, including restructuring and asset impairment charges and impact from redeemable non-controlling interest. We consider Non-GAAP net income and Non-GAAP EPS to be important indicators of our operational strength and performance of our business because they eliminate the effects of events that are not part of the Company's core operations.

Adjusted Cash from Operations
We define adjusted cash from operations as cash flows from operating activities plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted cash from operations as a measure of liquidity because it captures all sources of cash associated with our revenue generated by operations.